Exhibit 10.19

INVESTMENT MANAGEMENT SERVICES AGREEMENT

among

TRANSAMERICA ASSET MANAGEMENT, INC.,

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

and

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

INVESTMENT MANAGEMENT SERVICES AGREEMENT

THIS INVESTMENT MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of November 1, 2010, is by and among Transamerica Asset Management, Inc. a Florida corporation (“TAM”), Transamerica Advisors Life Insurance Company, an Arkansas domiciled stock life insurance company (“TALIC”) and Transamerica Advisors Life Insurance Company of New York, a New York domiciled stock life insurance company (“TALNY” and together with TALIC, the “Companies” and each, a “Company”).

WHEREAS, the Companies wish to retain TAM to provide advisory services to the Asset Allocation Program (as defined below) (the “Investment Management Services”);

WHEREAS, the Companies are wholly-owned subsidiaries of AEGON and provide variable life insurance and annuity products;

WHEREAS, TAM is registered with the Securities and Exchange Commission (the “SEC”) as a registered investment adviser under the Investment Advisers Act of 1940 (as amended from time to time, the “Advisers Act”);

WHEREAS, TAM (i) constructs and maintains various asset allocation models, including, but not limited to, those asset allocation models set forth on Exhibit A-1 (the “Asset Allocation Models”) and (ii) makes the Asset Allocation Models available to owners of the variable annuity products listed on Exhibit A-2 (the “Products”) who participate in such program (such owners, the “Clients” and (i) and (ii) together, the “Asset Allocation Program”);

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties do hereby agree as follows:

1. Asset Allocation Program.

(a) Upon the effectiveness of this Agreement, TAM will provide the Asset Allocation Program to the Clients.

(b) TAM will review each Asset Allocation Model on at least a quarterly basis and will periodically update the Asset Allocation Models as TAM in its sole discretion determines to be appropriate. From time to time, TAM may create new asset allocation models. Such new asset allocation models may, in the sole discretion of TAM, be added to the Asset Allocation Program in accordance with procedures established by TAM.

(c) The Asset Allocation Models are currently constructed as set forth on Exhibit B hereto. For the avoidance of doubt, the manner in which TAM constructs the

Asset Allocation Models may be modified by TAM in its sole discretion and TAM will not be required to update the information on Exhibit B; provided that TAM will inform the Companies of any material modification sufficiently in advance (typically at least 90 days) to permit each Company to amend the prospectus for the relevant Products, if such Company determines that an amendment would be appropriate.

2. Asset Allocation Program Clients.

(a) General. The Companies are not and will not be deemed to be acting as investment advisers or providing investment advice in connection with this Agreement or the Asset Allocation Program. Any Promotional Materials (as defined below) will clearly state that the Companies are not acting as investment advisers or providing investment advice to the Clients.

(b) Enrollment in Asset Allocation Program. The Companies will include in the Promotional Materials (as defined below) (i) a standardized questionnaire to be provided to the Clients, such questionnaire to be substantially in the form attached hereto as Exhibit C and (ii) a copy of the brochure provided in accordance with Rule 204-3 of the Adviser’s Act substantially in the form found in Part II to TAM’s Registration Statement on Form ADV (the “TAM Brochure”) (together, the “Client Enrollment Materials”). The Companies will ensure that the Client Enrollment Materials will be provided to Clients and prospective Clients who own or are considering the purchase of the Products. In order to enroll in the Asset Allocation Program, the Client (or potential Client) must agree to include the entire value of such Client’s contract in the Asset Allocation Program and must complete and return the questionnaire described in clause (i) above. TAM may modify the Client Enrollment Materials from time to time in its sole discretion. In the event that TAM modifies the Client Enrollment Materials, TAM shall (i) provide the Companies with 15 days notice of its intention to modify the Enrollment Materials and (ii) within 5 days of providing such notice, provide the Companies with the revised Client Enrollment Materials. Each Company shall thereafter cease using, and arrange for the disposition of, any pre-modification Client Enrollment Materials in their respective possession, other than such copies as such Company may be required to maintain to meet legal recordkeeping requirements.

(c) Rebalancing. TAM will review the composition of each Asset Allocation Model no less frequently than each calendar quarter. If TAM, in its sole discretion, determines that any changes should be made, each Client will be notified twenty-one (21) days in advance of any such changes to his/her Asset Allocation Model and, unless such Client instructs TAM otherwise, either in writing or by telephone authorization by a specified date (generally between three and five business days before the end of the calendar quarter), such Client’s contract value will be automatically rebalanced in accordance with the revised composition of the applicable Asset Allocation Model. If such Client instructs TAM not to make the change, or any portion thereof, such Client will be withdrawn from the Asset Allocation Program.

(d) Proprietary Funds; Conflicts. Funds selected by TAM to be part of an Asset Allocation Model may be advised or subadvised by TAM or one or more of its affiliates. TAM will disclose the use of affiliated funds in the Asset Allocation Models and any related conflicts to the Clients. In addition, TAM will disclose to the Clients the fact that the members, employees or officers of TAM or its affiliates, in their individual capacities, may engage in securities transactions that may be different from, and contrary to, transactions engaged in by TAM on behalf of the Companies and/or the Clients.

(e) Voting of Proxies. TAM will not be required to take any action or render any advice with respect to the voting of proxies solicited by, or with respect to, the issuers of securities in which assets of any Client may be invested from time to time. Nothing in this Agreement will restrict the right of a Client to vote, pledge or hypothecate such securities.

3. Promotional Materials. TAM will develop and make available templates containing existing specifications of text, layouts and graphic design to be used by the Companies to develop marketing materials relating to the Asset Allocation Program (the “Promotional Materials”), which developed marketing materials will be submitted by each Company to TAM for prior written approval; provided, that each Company may, without obtaining TAM’s prior written approval, use: (a) developed marketing materials that were previously approved by TAM in substantially the same format and (b) developed marketing materials so long as such materials do not vary from the templates provided by TAM; and provided further, that the Companies will ensure that the portion of any marketing materials developed by any outside party or the Companies that describe or refer to a Company or any affiliate of a Company shall be submitted to the relevant Company for its written approval prior to use. The Promotional Materials may include brochures, manager fact sheets, quarterly model performance reports, model change notices, questionnaires and such other supplemental materials as TAM makes available from time to time. Production costs for the Promotional Materials will be the responsibility of the Companies. All templates provided by TAM will be designed to comply in all material respects with the laws, rules and regulations of the SEC, any regulatory authority that regulates TAM and the Financial Industry Regulatory Authority (“FINRA”) applicable to the use of advertising and sales literature by federally registered investment advisers and broker-dealers. However, the Companies (and not TAM) will be solely responsible for ensuring that the content and use of the Promotional Materials that each develops, as well as any other advertising and promotional materials relating to the services provided under this Agreement that are developed or produced by the Companies, comply with applicable laws, rules and regulations of any regulatory authority, governmental entity or self-regulatory organization having jurisdiction over the Companies. In addition, each Company will be solely responsible for causing to be made any required filings of Promotional Material developed by it with FINRA or any other applicable governmental agencies.

4. Proprietary Rights; Permitted Use.

(a) Subject to the terms of this Agreement, TAM grants to each Company a non-exclusive, limited, royalty-free, non-transferable, non-sublicensable (except as set forth herein) license during the term of this Agreement to use and distribute the Promotional Materials in connection with such Company’s marketing and promotional efforts; provided, however, that such Company will not remove, and all reproductions of the Promotional Materials include, all copyright, trademark and other proprietary rights notices or informational disclosures included in the templates for the Promotional Materials. Each Company further agrees that: (i) such Company will be responsible for the acts or omissions of affiliated or unaffiliated third parties with whom such Company has a relationship (an “Agent”) and to whom such Company distributes the Promotional Materials; and (ii) such Company will ensure that such Agents comply with the terms of this Agreement, including, without limitation, all limitations, obligations and responsibilities that apply to such Company hereunder. The Companies agree that TAM will have no responsibility for, and makes no representation or warranty with regard to, whether the Agents are authorized and properly licensed, registered or qualified under applicable federal and state securities laws to provide services relating to the Asset Allocation Program.

(b) Each Company agrees that: (i) the Asset Allocation Program (including, but not limited to, the Asset Allocation Models), the composition thereof, the recommendations implicit therein, the resulting model performance and the information, data and content contained in any Promotional Materials, including without limitation any modifications or enhancements thereto, provided by TAM are and will remain valuable and proprietary information for TAM and its affiliates and other providers of information provided therein (the “Providers”), and the Companies have no proprietary interest therein; (ii) such proprietary information was developed by the expenditure of considerable work, time and money by TAM and its affiliates and the Providers; (iii) such proprietary information is subject to copyright and other proprietary right protection; and (iv) TAM and its affiliates and the Providers retain all proprietary interest therein. Each Company agrees to cooperate with TAM in protecting the rights described in this Section 4 and will notify TAM in writing if such Company learns of any unauthorized use of the Asset Allocation Program (including, but not limited to, the Asset Allocation Models) or the Promotional Materials by any third-party. For the avoidance of doubt, each Company acknowledges and agrees that the actual performance results of all Client accounts invested based on the Asset Allocation Program (the “Client Accounts”) will be the exclusive property of TAM for its exclusive use, both during and after the term of this Agreement. For clarity, this limitation shall not restrict each Company’s ability to advertise or disclose the performance results of such Company’s sub-accounts under the Products.

5. Delegation.

(a) Each Company covenants that it will perform or cause to be performed each of the functions delegated to or required of the Company under this Agreement.

(b) The Companies agree to cooperate with any audits conducted by TAM over Client services that have been delegated to or are required of the Companies under this Agreement, which audit may include providing certifications regarding such services, upon TAM’s reasonable request.

6. Responsibilities of the Parties. The parties agree that TAM’s obligations are limited to those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the parties agree that:

(a) When a Client elects to participate in the Asset Allocation Program, the Companies or the Client’s financial advisor will assist the Client in completing a standardized investment questionnaire approved by TAM, give the Client the opportunity to impose reasonable restrictions on the management of the Client Account, and match the Client to an asset allocation model based on the results of the questionnaire.

(b) The questionnaire will be used to obtain information regarding the Client’s investment objectives, financial situation and other factors.

(c) The Companies will recommend that each Client work with a financial advisor during the Client’s participation in the Asset Allocation Program.

(d) The Companies or the Client’s financial advisor will respond to the Client upon any contact, review with the Client the Client’s questionnaire, assist the Client in making any necessary updates to the Client’s responses, and, if updates are required, match the Client to an asset allocation model based on the results of the updated questionnaire.

(e) At least quarterly, the Companies will notify each Client in writing to contact the Companies or the Client’s financial advisor if there have been any changes in the Client’s financial situation or investment objectives, or if the Client wishes to impose any reasonable restrictions on the management of the Client’s account or reasonably modify existing restrictions.

(f) The Companies will provide each Client with a statement, at least quarterly, containing a description of all activity in the Client’s Account during the preceding period, including all transactions made on behalf of the Account, all contributions and withdrawals made by the Client, all fees and expenses charged to the Account, and the value of the Account at the beginning and the end of the period.

(g) At least annually, the Companies will contact each Client, by written notice, and such notice will (i) request that such Client advise the Companies or the Client’s financial advisor of any changes in the Client’s financial situation or investment objectives or whether the Client wishes to impose any reasonable restrictions on the management of the Client Account or reasonably modify existing restrictions, and (ii) provide the Client with appropriate notice and contact information so that the Client can request, and receive from the Companies, a TAM Brochure pursuant to Rule 204-3(a) of the Advisers Act. In addition, if a Client seeks to enroll in the Asset Allocation Program within three weeks prior to the end of a calendar quarter, the Companies will provide such Client (prior to such Client’s enrollment) with information regarding the composition of both the then current Asset Allocation Model selected as well as any changes to the selected model that will become effective on the last day of that calendar quarter.

(h) As among TAM and each of the Companies, the parties agree that it is the responsibility of TAM or its designee to prepare for delivery to Clients and their representatives all reports and communications required by applicable law and it is the responsibility of the Companies to deliver all such reports and communications.

(h) None of the Companies nor TAM will make any written or oral statement or representation regarding the other parties, their affiliates, the Providers, the Asset Allocation Program (including, but not limited to, the Asset Allocation Models) that adversely affects the good name, good will, image or reputation of the other parties, their affiliates, the Providers, the Asset Allocation Program or that is false, misleading or in any way inconsistent with the terms of this Agreement.

(i) The Companies will ensure that all records pertaining to any assistance provided to Clients, including completed Client Enrollment Materials and records necessary to evidence delivery of the Promotional Materials, are maintained and will provide such records to TAM upon its reasonable request.

7. Fees. As consideration for the services to be performed by TAM under this Agreement, each Company will pay TAM an annual fee equal to 0.0375% basis points of its respective Investor Choice Annuity Product assets in the Asset Allocation Program. Such fees will be calculated and paid to TAM monthly, in arrears, within thirty (30) days after the close of each month beginning the month ending November 30, 2010; each such payment will be accompanied by a statement setting forth the basis for its calculation. On reasonable request, each Company will provide TAM with a report identifying the number of such Company’s Client Accounts and aggregate amount of assets invested in the Investor Choice Annuity Products as a result of the use of the Asset Allocation Program by such Company or any Agent of such Company. TAM reserves the right to change the fees payable hereunder, with twelve (12) months prior notice, on and after the fifth anniversary of this agreement, such amended fees to apply to assets in the Asset Allocation Program on policies issued after the effective date of the change.

8. Disclaimers of Warranties; Limitation of Liability.

(a) THE COMPANIES UNDERSTAND THAT ALL INVESTMENTS INVOLVE RISK (THE AMOUNT OF WHICH MAY VARY SIGNIFICANTLY), THAT PERFORMANCE OF ANY KIND CAN NEVER BE PREDICTED OR GUARANTEED AND THAT INVESTMENT RECOMMENDATIONS WILL NOT ALWAYS BE PROFITABLE. TAM, ITS AFFILIATES AND PROVIDERS DO NOT GUARANTEE ANY MINIMUM LEVEL OF INVESTMENT PERFORMANCE, THE SUCCESS OF ANY ASSET ALLOCATION PROGRAM, OR INVESTMENT STRATEGY, OR THAT ANY PARTICULAR INVESTMENT PERFORMANCE TARGETS OR GOALS WILL BE ACHIEVED.

(b) TAM, ITS AFFILIATES AND PROVIDERS DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE ASSET ALLOCATION PROGRAM AND SUCH PERSONS HEREBY EXPRESSLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. TAM, ITS AFFILIATES AND PROVIDERS DO NOT MAKE ANY WARRANTY THAT THE ASSET ALLOCATION PROGRAM AND THE PROMOTIONAL MATERIALS WILL BE ERROR-FREE AND TAM, ITS AFFILIATES AND PROVIDERS WILL HAVE NO LIABILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED THEREIN OR FOR ANY ERRORS OR OMISSIONS ASSOCIATED THEREWITH.

(c) Except as otherwise provided by law or as specifically provided in Section 9(a), TAM, its affiliates, partners, officers, members, employees or the legal representatives of any of them (together, the “TAM Indemnified Persons”), will not be liable for any: (i) mistakes of judgment or action or inaction with respect to this Agreement and the transactions contemplated hereby or losses, including investment losses, due to such mistakes, action or inaction so long as said person acted honestly and in good faith and reasonably believed that his/her conduct was in the best interests of the Companies or any Client (ii) losses or damages, including investment losses, resulting from the acts or omissions of the Companies, their agents or any Client; or (iii) indirect, incidental, special, punitive, consequential or exemplary damages, such as, but not limited to, loss of anticipated profits or benefits, resulting from the use of the Asset Allocation Program, the Promotional Materials or any component thereof. In the event that liability is nevertheless imposed on TAM, its affiliates or Providers, the cumulative liability of such persons will not exceed the aggregate fees paid or payable by the Companies to TAM within the prior twelve (12) month period.

(d) Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Companies may have under these laws.

9. Indemnification.

(a) TAM will indemnify and hold harmless the Companies and their respective affiliates, officers, directors and employees (together, the “Company Indemnified Persons”) from and against any claim by a third party and any related loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) (collectively, the “Losses”) resulting from any breach by TAM of this Agreement or any representation, warranty or covenant contained herein.

(b) Each Company, severally and not jointly, will indemnify and hold harmless TAM and the TAM Indemnified Persons from and against any Losses resulting from any breach by such Company of this Agreement or any representation, warranty or covenant contained herein.

10. Representations and Warranties of the Parties. TAM and each Company hereby represents and warrants with respect to itself as follows:

(a) such party is duly organized, validly existing and in good standing under the laws of the state in which it is incorporated or formed, and has the power and authority to carry on its business as now being conducted;

(b) this Agreement has been duly executed and delivered on behalf of such party and is a legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

(c) it shall carry out its obligations under this Agreement in compliance in all material respects with applicable laws, rules and regulations, including without limitation applicable provisions of the federal securities laws.

11. Representations and Warranties of TAM. TAM further represents and warrants to each Company as follows:

(a) TAM and all persons associated with or employed by TAM who are involved in the use or distribution of the Asset Allocation Program satisfy, and during the term of this Agreement will continue to satisfy, all registration, licensing and qualification requirements required by applicable laws, rules and regulations of any regulatory authority, governmental entity or self-regulatory organization having jurisdiction over TAM;

(b) TAM and all persons associated with or employed by TAM who are involved in the use or distribution of the Asset Allocation Program have the requisite sophistication, expertise and investment knowledge to use the Asset Allocation Program;

(c) TAM will not knowingly enter into any transaction with regard to Retirement Clients that would result in a non-exempt transaction prohibited under Section 406 of ERISA or on which an excise tax would be payable under Section 4975 of the Code;

(d) TAM is, and during the term of this Agreement will remain, registered with the SEC pursuant to the Advisers Act;

(e) TAM will promptly notify the Companies upon (i) any change of its status as a registered investment adviser under the Advisers Act, (ii) the receipt of formal notice of the commencement of any proceeding by any governmental agency to take any action which would change its registration status under the Advisers Act, (iii) notice by any governmental agency of the intent to place material limitations on the activities of TAM, (iv) notice by any governmental agency that it intends to begin an investigation of TAM that is outside of the scope of routine investigations that such agency conducts from time to time of businesses engaged in the same or similar activities as TAM, (v) notice by any governmental agency in the course of any investigation of TAM that it has identified an area of non-compliance or other concern that has a material effect on this Agreement or the services rendered hereunder, or that non-compliance or concern would otherwise be reasonably expected to have a material effect on this Agreement, any party to this Agreement or their rights and obligations hereunder, or (vi) any material change to any aspect of its business that would require disclosure pursuant to Rule 206(4)-4 under the Advisers Act; and

(f) TAM has provided, and during the term of this Agreement will prepare for delivery, all necessary documentation to the Clients in accordance with Rule 204-3 of the Advisers Act.

12. Representations and Warranties of the Companies. The Companies further represent and warrant to TAM as follows:

(a) The Companies and all persons associated with or employed by them who are involved in the use or distribution of the Asset Allocation Program satisfy, and during the term of this Agreement will continue to satisfy, all registration, licensing and qualification requirements required by applicable laws, rules and regulations of any regulatory authority, governmental entity or self-regulatory organization having jurisdiction over the Companies;

(b) The Companies and all persons associated with or employed by them who are involved in the use or distribution of the Asset Allocation Program have the requisite sophistication, expertise and investment knowledge to use the Asset Allocation Program; and

(c) The Companies will not knowingly enter into any transaction with regard to Retirement Clients that would result in a non-exempt transaction prohibited under Section 406 of ERISA or on which an excise tax would be payable under Section 4975 of the Code;

13. Confidential Information.

(a) Each party acknowledges that in connection with the performance of its obligations under this Agreement it may have access to confidential and proprietary information of the other party (“Confidential Information”). Confidential Information may include, but is not limited to, trade secrets, data, know-how, “nonpublic personal information” (as defined in SEC Regulation S-P) concerning the Clients, the Asset Allocation Models, the Asset Allocation Program and the recommendations implicit therein, the Promotional Materials, accounting data, statistical data, financial data or projections, forecasts, business practices or policies, research projects, reports, development and marketing plans, strategies, or other business information that is not generally known or available to the public. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of an improper disclosure by the disclosing party, (ii) was rightfully available to the parties on a non-confidential basis before its disclosure by a party hereto, or (iii) becomes available to the parties on a non-confidential basis from a source other than the other parties hereto, provided that such source is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

(b) Except to the extent necessary to perform its obligations under this Agreement (or, in the case of the Promotional Materials, as otherwise provided in this Agreement), no party may disclose or use any of the other parties’ Confidential Information. Each party will maintain the confidentiality of the other parties’ Confidential Information in its possession or control by applying measures at least as stringent as those used in its operations in that regard. Each party will limit the disclosure of the other parties’ Confidential Information to those of its employees and agents with a need to know such Confidential Information for purposes of this Agreement. Each party will use reasonable care to prevent its employees and agents (including, but not limited to, the Agents) from violating the foregoing restrictions. Notwithstanding the above, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority; provided, however, that each party will, if legally compelled to disclose such information: (i) unless such notice is prohibited by applicable law or the governmental agency making such request has requested that notice not be provided, provide the other parties with prompt written notice of that fact so that the parties may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11; (ii) disclose only that portion of the information that such party’s legal counsel advises is legally required; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed.

(c) On written request or on the termination of this Agreement, each party will return to the other parties, or destroy, all Confidential Information in such party’s possession or control, provided that each party may retain a single archival copy of any document or information that such party is obligated to maintain under record keeping requirements to which it is subject under applicable law, but for only so long as such records are required to be maintained.

14. Use of Marks. Each party will not use the trademarks, service marks, logos, names or any other proprietary designations of the other parties or any of their affiliates (the “Marks”) without the other party’s prior written approval. The Companies will submit for prior written approval any advertising or promotional material using the Marks; provided, however, that the Companies can, without obtaining TAM’s prior written approval, use: (a) the Marks in advertising or promotional materials that were previously approved in substantially the same form; and (b) the Marks in any Promotional Materials developed from templates provided by TAM so long as such Promotional Materials do not vary from the templates provided by TAM. Prior to use, TAM will submit for written approval any advertising or promotional material using the Companies’ names or the names of any affiliate of the Companies.

15. Term; Termination; Survival.

(a) Term. This Agreement will remain in effect until terminated by either party as provided herein.

(b) Termination. This Agreement is subject to termination, without penalty, under any of the following circumstances: (i) termination by the Companies if TAM becomes insolvent in the reasonable judgment of the Companies or declares bankruptcy, (ii) termination by TAM if the Companies become insolvent in the reasonable judgment of TAM or declare bankruptcy, (iii) termination by the Companies at any time, upon sixty (60) days written notice, in the event of TAM’s material breach, willful misconduct, bad faith or gross negligence in the performance of its duties hereunder, or by reason of TAM’s disregard of its obligations and duties hereunder, or if, in the Companies’ reasonable judgment, TAM’s professional reputation is materially damaged as a result of wrongdoing or alleged wrongdoing by TAM’s directors, officers or employees in any matter unrelated to this Agreement, unless TAM cures the breach or other problem prior to expiration of the thirty (30) day notice period; (iv) termination by TAM at any time, upon sixty (60) days written notice, in the event of the Companies’ material breach, willful misconduct, bad faith or gross negligence in the performance of their duties hereunder, or by reason of the Companies’ disregard of their obligations and duties hereunder, or if, in TAM’s reasonable judgment, the Companies’ professional reputations are materially damaged as a result of wrongdoing or alleged wrongdoing by such

Companies’ directors, officers or employees in any matter unrelated to this Agreement, unless the Companies cure the breach or other problem prior to expiration of the sixty (60) day notice period; (v) TAM ceases to be registered as an investment adviser under the Advisers Act; (vi) TAM or any of its officers, directors or employees (1) becomes the subject of any enforcement proceeding by the SEC relating to the Asset Allocation Program or (2) is indicted for or otherwise formally charged with a felony; or (vii) upon written consent of all parties to this agreement.

(c) Survival. The provisions of this Section and Sections 7, 8, 9, 13, and 17 will survive the termination of this Agreement.

16. Notices. All notices and other written communications specified herein will be in writing and will be: (a) personally delivered, (b) transmitted by first class mail, postage prepaid, (c) transmitted by an overnight courier service (proof of delivery requested) or (d) transmitted by fax (with confirmation by first class mail, postage prepaid) to the parties at the following address or such other address as the parties from time to time may specify in writing:

(a) if to the Companies, to:

Transamerica Capital Management

4333 Edgewood Rd NE

Cedar Rapids, IA, 52499

Attention: Frank A. Camp

Fax: 319-355-4558

(b) if to TAM, to:

Transamerica Asset Management, Inc.

570 Carillon Parkway

Attention: Christopher A. Staples

Fax: 727-299-1832

All such notices, requests, demands, waivers and communications will be deemed to have been given on the date of personal receipt or proven delivery.

17. Miscellaneous.

(a) Investment Advisers Act of 1940. If the offering of the Asset Allocation Program to the Clients would require that a Company become a registered investment adviser pursuant to the Advisers Act, the parties agree to (i) restructure the Asset Allocation Program on mutually agreeable terms so that such registration would not be required or (ii) terminate this Agreement.

(b) Entire Agreement. This Agreement and the Master Distribution Agreement (including the exhibits hereto and thereto) constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

(c) Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(d) Assignments. No party hereto may assign (within the meaning of the Advisers Act) this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the express prior written consent of the other parties hereto. Any purported assignment in violation of this Section 16(d) will be void.

(e) Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by a written instrument authorized and executed on behalf of each of the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the application thereof under certain circumstances is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(g) Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

(h) Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number will extend to and include the plural, all words in the plural number will extend to and include the singular, and all words in any gender will extend to and include all genders. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such words or words of like import. When a reference is made in this Agreement to an Article, Section, subsection or Exhibit, such reference will be to an Article of, a Section of, a subsection of, or an Exhibit to, this Agreement unless otherwise indicated. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty will have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” will be interpreted as a calendar day.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument, it being understood that the parties need not sign the same counterpart.

(j) Facsimile; Electronic Transmission. This Agreement, to the extent signed and delivered by means of facsimile or other electronic transmission, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto will claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile or other electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or other electronic transmission, and each such party forever waives any such claim or defense.

(k) Arbitration.

i. Any and all disputes arising under this Agreement shall be settled by arbitration by three arbitrators in Iowa or such other place as may be mutually agreed upon by the parties to this Agreement, under the then current rules of the American Arbitration Association, and judgment may be entered upon the award in any court of competent jurisdiction.

ii. The determination of the arbitrators shall be final and binding on the parties to this Agreement to the extent that the arbitrators do not exceed their statutory authority. The costs of arbitration shall be equally borne by the Companies and TAM, provided, however, that the arbitrators may assess one party more heavily than the other for these costs upon a finding that the party did not make a good faith effort to settle the dispute informally when it first arose.

(l) Governing Law. This Agreement will be governed by the laws of the State of Iowa without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(m) Fiduciary and Legal Obligations. Notwithstanding any provision of this Agreement to the contrary, the obligations of each party hereunder are subject to such party’s fiduciary and regulatory obligations and applicable law, as may be in effect from time to time, including in the case of any party’s obligations to seek to cause any other person to take any action hereunder, such other person’s fiduciary and regulatory obligations and applicable law.

(n) Independent Contractor; Other Activities. In performing obligations under this Agreement, each party will be an independent contractor (rather than an employee, agent, or representative) of the other parties, and will have no authority to act for or bind the other parties. This Agreement will not be construed as creating a joint venture, partnership, franchise, or agency relationship between the parties. TAM and its members, employees, officers and affiliates may engage, simultaneously with their investment advisory activities on behalf of the Companies, in other businesses, and, unless prohibited by the Master Distribution Agreement, may render services similar to those described in this Agreement for other individuals, partnerships, trusts or persons, and will not by reason of such engagement or rendering of services for others be deemed acting in conflict with the interests of the Companies. Notwithstanding the foregoing, TAM will devote sufficient time to the monitoring of the Clients’ assets as it, in its sole good faith discretion, determines to be necessary for the conduct of the business of the Companies and the Clients.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President - Investment
Management and Chief Investment Officer

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:
Name:	Rob Frederick
Title	Sr. Vice President

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:	Rob Frederick
Title:	Sr. Vice President

EXHIBIT A-1

•	Conservative

•	Moderately Conservative

•	Moderate

•	Moderately Aggressive

•	Aggressive

•	All Equity Plus

EXHIBIT A-2

Variable Annuities

1.	Investor Choice – Investor Series (TALIC)
2.	Investor Choice – Investor Series (TALNY)
3.	Investor Choice – IRA Series (TALIC)
4.	Investor Choice – IRA Series (TALNY)
5.	IRA Annuity (TALIC)
6.	IRA Annuity (TALNY)
7.	Retirement Power (TALIC)
8.	Retirement Power (TALNY)
9.	Retirement Optimizer (TALIC)
10.	Retirement Optimizer (TALNY)

EXHIBIT B

Each asset allocation model offered under the Asset Allocation Program is based on guidance derived from research from the Merrill Lynch Global Private Client Research Investment Committee (“Research Investment Committee”). The Research Investment Committee regularly reviews input from the firm’s macroeconomic research specialists and formulates separate asset allocation guidelines for each of the six investor profiles. The guidelines cover allocations to different asset classes, including U.S. stocks, non-U.S. stocks, bonds, cash and alternative investments. A further breakdown covers allocation of the U.S. stock portion by investment style. The models that are implemented at the beginning of each calendar quarter are based on research published by the Research Investment Committee approximately seven weeks prior thereto.

TAM constructs each model for each investor profile using the funds available through the variable annuity contract. TAM monitors the available funds on a continuing basis to identify those with desirable characteristics. For funds that hold investments under the Asset Allocation Program (the “Program”), the following factors are considered under the TAM monitoring program:

•	Investment philosophy and style

•	Strength and experience of investment team

•	Quality and reputation of the investment firm

•	Market sensitivity and risk level

•	Risk-adjusted relative performance

For all other funds that are available for investment under the Program, TAM will periodically screen such funds to determine each fund’s appropriateness as underlying investments under the Program.

TAM uses a variety of analytical tools and information sources in its ongoing assessments of the fund choices, including direct contacts with the investment firms and their portfolio managers, as appropriate. Based on such research, TAM selects the funds and determines the appropriate percentages thereof, that it feels best meet the requirements of each asset allocation model.

Inclusion in an asset allocation model does not indicate that a particular fund is superior to another fund not included in the model.

EXHIBIT C

FORM QUESTIONNAIRE